Exhibit 23.3

Consent of Clarion Healthcare, LLC

Clarion Healthcare, LLC (“Clarion”) hereby consents to the use of its name and the statements attributed to it in the Registration Statement of Epizyme, Inc., dated January 27, 2014 (and any amendments thereto), provided that any modifications to the use of Clarion’s name or the statements attributed to Clarion in such Registration Statement shall be subject to the prior consent of Clarion.

CLARION HEALTHCARE, LLC

By:	/s/ Daniel J. Hawkins
Name: Title:	Daniel J. Hawkins Managing Director

Date: January 27, 2014

Boston, MA